Filed pursuant to Rule 433

Registration No. 333-253041

Issuer Free Writing Prospectus dated February 16, 2022

Relating to Preliminary Prospectus Supplement dated February 16, 2022

Mastercard Incorporated

€750,000,000 1.000% Notes due 2029

Pricing Term Sheet

February 16, 2022

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated February 16, 2022 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Security Title:	1.000% Notes due 2029

Offering Format:	SEC Registered

Size:	€750,000,000

Maturity Date:	February 22, 2029

Coupon:	1.000%

Interest Payment Dates:	Annually on February 22 of each year, beginning on February 22, 2023

Price to Public:	99.725%

Benchmark Bund:	0.250% due February 15, 2029

Benchmark Bund Price and Yield:	101.07; 0.096%

Spread to Benchmark Bund:	+ 94.5 basis points

Yield to Maturity:	1.041%

Spread to Mid Swaps:	+35 basis points

Mid Swaps Yield:	0.691%

Optional Redemption:

Make-Whole Call:	+ 15 basis points prior to November 22, 2028

Par Call:	On or after November 22, 2028 (three months prior to the maturity date of the Notes)

ISIN / Common Code:	XS2448014808 / 244801480

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual / Actual (ICMA)

Trade Date:	February 16, 2022

Expected Settlement Date:	February 22, 2022 (T+4*)

Target Market:	MiFID II and/or the UK MiFIR Product Governance Rules professionals/ECPs-only/No PRIIPs KID and/or UK PRIIPs KID – Manufacturer target market (MiFID II product governance and/or the UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs and/or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area or the United Kingdom.

Ratings**:	Moody’s: A1 / S&P: A+

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Stabilization:	Stabilization/FCA

Joint Book-Running Managers:

Barclays Bank PLC

Deutsche Bank AG, London Branch

HSBC Bank plc

NatWest Markets Plc

Citigroup Global Markets Limited

Goldman Sachs & Co. LLC

J.P. Morgan Securities plc

Merrill Lynch International

Mizuho International plc

MUFG Securities EMEA plc

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Bank of Montreal, London Branch Commonwealth Bank of Australia ICBC Standard Bank Plc Loop Capital Markets LLC Standard Chartered Bank

Co-Managers:	Apto Partners, LLC Blaylock Van, LLC C.L. King & Associates, Inc. Drexel Hamilton, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Bank PLC at 1-888-603-5847, (ii) Deutsche Bank AG, London Branch at 1-800-503-4611, (iii) HSBC Bank plc at 1-866-811-8049 or (iv) NatWest Markets Plc at 1-866-884-2071.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

*

It is expected that delivery of the Notes will be made against payment therefor on or about February 22, 2022, which is the fourth London business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to February 22, 2022, will be required, by virtue of the fact that the Notes will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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